EXHIBIT 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	*90301*

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY- DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:
CardioGenics Holdings Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
SEE ANNEX 1 TO THIS CERTIFICATE OF CHANGE

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
SEE ANNEX 1 TO THIS CERTIFICATE OF CHANGE

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
Each ten (10) issued shares of Common Stock shall be consolidated and exchanged into one ( i) share of Common Stock.

6.The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
No fractional shares will be issued. Any fractional shares that result from the reverse stock split of the Common Stock shall be rounded up to the next whole number.

7. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
8. Signature: (required)

X /s/ Yahia Gawad	Chief Executive Officer
Signature of Officer	Title
Yahia Gawad
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 3-8.09

ANNEX 1
TO
CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209
OF
CARDIOGENICS HOLDINGS INC.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

(a) Six Hundred Fifty Million (650,000,000) shares shall be common stock, par value $0.00001 (the “Common Stock”); (b) Four Hundred Forty Thousand (440,000) shares shall be Class B common stock, par value $0.00001 of which (i) Four Hundred Thousand (400,000) shares shall be designated as "Series 2 Class B common stock" and (ii) Forty Thousand (40,000) shares shall be designated as "Series 3 Class B common stock" and (c) Fifty Million (50,000,000) shares shall be preferred stock, par value $0.00001.

4.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

(a) Sixty Five Million (65,000,000) shares shall be common stock, par value $0.00001; (b) Four Hundred Forty Thousand (440,000) shares shall be Class B common stock, par value $0.00001 of which (i) Four Hundred Thousand (400,000) shares shall be designated as "Series 2 Class B common stock" and (ii) Forty Thousand 40,000 shares shall be designated as "Series 3 Class B common stock" and (c) Fifty Million (50,000,000) shares shall be preferred stock, par value $0.00001.